Exhibit 99.1

ENERGEN CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements reflect the historical financial statements of Energen Corporation (Energen or the Company) adjusted on a pro forma basis to give effect to the sale of the majority of its natural gas assets in the San Juan Basin in New Mexico and Colorado to Southland Royalty Company, LLC for an aggregate purchase price of $395 million.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2014 has been prepared to reflect the sale as if it occurred on December 31, 2014. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2014 gives effect to the sale as if it occurred on January 1, 2014. The sales proceeds reflected in the accompanying unaudited pro forma condensed consolidated financial statements have been reduced by estimated purchase price adjustments of approximately $5 million related to the December 31, 2014 balances of certain liabilities assumed by the buyer to arrive at net pre-tax sales proceeds of $390 million, before consideration of transaction costs of approximately $2.8 million.

The actual pre-tax sales proceeds received by Energen when the transaction closed on March 31, 2015 were approximately $384 million, before consideration of transaction costs of approximately $2.8 million. The change in the pre-tax sales proceeds from December 31, 2014 to March 31, 2015 was caused by purchase price adjustments related to the operations of the San Juan Basin properties subsequent to December 31, 2014 of approximately $2 million and additional one-time adjustments related primarily to liabilities assumed by the buyer of approximately $4 million. The purchase price is subject to further purchase price adjustments following closing.

The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and are for informational purposes only. These unaudited pro forma condensed consolidated financial statements do not purport to indicate the results that would actually have been obtained had the sale been completed on the assumed date or for the periods presented, or which may be realized in the future. The unaudited pro forma condensed consolidated financial information, including the notes thereto, should be read in conjunction with the historical financial statements of the Company included in our 2014 Annual Report on Form 10-K. The unaudited pro forma condensed consolidated financial statements have been prepared using the estimates upon which the payments at closing were based.

Exhibit 99.1

ENERGEN CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2014

(in thousands, except share data)

	As Reported	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$1,852	$—	a	$1,852
Accounts receivable, net of allowance for doubtful accounts	157,678	—		157,678
Inventories	14,251	—		14,251
Assets held for sale	395,797	(395,797	) b	—
Derivative instruments	322,337	—		322,337
Prepayments and other	27,445	—		27,445

Total current assets	919,360	(395,797)		523,563

Property, Plant and Equipment
Oil and gas properties, successful efforts method
Proved properties	6,903,514	—		6,903,514
Unproved properties	142,340	—		142,340
Less accumulated depreciation, depletion and amortization	1,893,106	—		1,893,106

Oil and natural gas properties, net	5,152,748	—		5,152,748

Other property and equipment, net	46,389	(2,841	) b	43,548

Total property, plant and equipment, net	5,199,137	(2,841)		5,196,296

Other assets	19,761	—		19,761

TOTAL ASSETS	$6,138,258	$(398,638)		$5,739,620

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$101,453	$—		$101,453
Accrued taxes	5,530	—	c	5,530
Accrued wages and benefits	46,162	—		46,162
Accrued capital costs	207,461	—		207,461
Revenue and royalty payable	72,047	(5,305	) b	66,742
Liabilities related to assets held for sale	24,230	(24,230	) b	—
Deferred income taxes	79,164	—		79,164
Derivative instruments	988	—		988
Other	23,288	—		23,288

Total current liabilities	560,323	(29,535)		530,788

Long-term debt	1,038,563	(380,105	) a	658,458
Asset retirement obligations	94,060	—		94,060
Pension and other postretirement liabilities	15,935	—		15,935
Deferred income taxes	1,000,486	(391	) d	1,000,095
Other	14,287	—		14,287

Total liabilities	2,723,654	(410,031)		2,313,623

Commitments and Contingencies
Stockholders’ Equity
Preferred stock, cumulative, $0.01 par value, 5,000,000 shares authorized
Common shareholders’ equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 75,875,711 shares issued	759	—		759
Premium on capital stock	564,438	—		564,438
Retained earnings	2,997,821	11,393	e	3,009,214
Accumulated other comprehensive loss, net of tax
Pension and postretirement plans	(22,870)	—		(22,870)
Deferred compensation plan	2,862	—		2,862
Treasury stock, at cost: 2,980,598 shares	(128,406)	—		(128,406)

Total shareholders’ equity	3,414,604	11,393		3,425,997

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,138,258	$(398,638)		$5,739,620

See accompanying notes to unaudited pro forma condensed consolidated financial statements

Exhibit 99.1

ENERGEN CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2014

(in thousands, except share data)

	As Reported	Pro Forma Adjustments		Pro Forma
Operating Revenues
Oil, natural gas liquids and natural gas sales	$1,344,194	$(169,997	) f	$1,174,197
Gain (loss) on derivative instruments, net	335,019	(22,354	) f	312,665

Total operating revenues	1,679,213	(192,351)		1,486,862

Operating Expenses
Oil, natural gas liquids and natural gas production	274,432	(59,736	) f	214,696
Production and ad valorem taxes	102,063	(15,085	) f	86,978
Depreciation, depletion and amortization	548,564	(56,032	) f	492,532
Asset impairment	416,801	(236,071	) f	180,730
Exploration	28,090	(4,244	) f	23,846
General and administrative	122,052	2,294	f	124,346
Accretion of discount on asset retirement obligations	7,608	(1,561	) f	6,047
Loss on sale of assets and other, net	2,642	—		2,642

Total operating expenses	1,502,252	(370,435)		1,131,817

Operating income	176,961	178,084		355,045

Other Income and (Expense)
Interest expense	(37,771)	1,011	g	(36,760)
Other income	1,181	—		1,181

Total other income (expense)	(36,590)	1,011		(35,579)

Income Before Income Taxes	140,371	179,095		319,466
Income tax expense	40,728	72,846	h	113,574

Net Income From Continuing Operations	$99,643	$106,249		$205,892

Diluted Earnings per Average Common Share
Continuing Operations	$1.36	$1.45	i	$2.81
Basic Earnings per Average Common Share
Continuing Operations	$1.37	$1.46	i	$2.83

Diluted Average Common Shares Outstanding	73,274,631	—		73,274,631
Basic Average Common Shares Outstanding	72,896,579	—		72,896,579

See accompanying notes to unaudited pro forma condensed consolidated financial statements

Exhibit 99.1

ENERGEN CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Unaudited Pro Forma Condensed Consolidated Balance Sheet Adjustments

The unaudited pro forma condensed consolidated balance sheet adjustments at December 31, 2014 related to the sale are as follows:

a)

The Company has used available estimated proceeds from the sale to repay a portion of the borrowings under its September 2014 Credit Facility. The estimated sales proceeds of $395 million used in the unaudited pro forma condensed consolidated balance sheet were reduced by the December 31, 2014 balance of certain liabilities assumed by the buyer of approximately $5.3 million, estimated transaction costs of $2.8 million and current income taxes payable associated with the sale of $6.8 million, which was assumed to have been paid at December 31, 2014.

b)	Reflects the removal of the net assets sold.

c)

The income taxes payable on the sale is calculated using the Company’s statutory tax rate of 36 percent on the estimated book gain of $17.8 million for an estimated income tax payable of $6.4 million, increased by $0.4 million attributable to the movement in net deferred income taxes (see note d). The estimated income tax payable of $6.8 million was assumed to have been paid at December 31, 2014.

d)

Deferred income taxes changed due to anticipated additional expensing of intangible drilling costs of approximately $50.3 million net of the reversal of deferred tax liabilities associated with the properties sold of $50.7 million to accrued taxes.

e)	The after-tax net gain on the sale is reflected as an adjustment to retained earnings.

2.	Unaudited Pro Forma Condensed Consolidated Statement of Income Adjustments

The unaudited pro forma condensed consolidated statement of income adjustments for the year ended December 31, 2014 related to the sale are as follows:

f)	Reflects the elimination of the operating results of the San Juan Basin natural gas assets.

g)

Reflects a reduction in interest expense related to the use of net proceeds from the sale to repay outstanding borrowings under the Company’s September 2014 Credit Facility. The Company assumed $385.4 million of the proceeds were used to repay outstanding borrowings, which was calculated using estimated sales proceeds of $395 million less the December 31, 2014 balance of certain liabilities assumed by the buyer of approximately $5.3 million, less estimated transaction costs of $2.8 million and less estimated current taxes payable associated with the sale of $6.8 million.

h)

Income tax expense has been calculated utilizing a statutory tax rate of 36 percent. Income tax expense also includes an additional benefit of $8.4 million as a result of re-measuring the Company’s state deferred tax liabilities. This re-measurement reflected the state apportionment changes related to the sale of the San Juan Basin properties.

i)	The calculations of pro forma basic and diluted earnings per share for the period presented reflect the effect of the above-mentioned revenue and expense items.